Exhibit 3.2

CERTIFICATE OF CORRECTION

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FIRST WAVE BIOPHARMA, INC.

First Wave BioPharma, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST:      The name of the Corporation is First Wave BioPharma, Inc.

SECOND:      On July 13, 2016, the Corporation filed with the Secretary of State of the State of Delaware its Amended and Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”), which instrument requires correction as permitted by subsection (f) of Section 103 of the DGCL.

THIRD:      The inaccuracy or defect of the Restated Certificate of Incorporation to be corrected hereby is that the second sentence of Article FOURTH of the Restated Certificate of Incorporation inadvertently omitted express language vesting the board of directors of the Corporation (the “Board”) with the power to fix the voting powers of shares of preferred stock to be designated by resolution or resolutions of the Board.

FOURTH:      The second sentence of Article FOURTH of the Restated Certificate of Incorporation is hereby corrected to read in its entirety as follows:

“The board of directors of the Corporation may, by resolution or resolutions thereof, divide the preferred stock into any number of series, fix the designation and number of each such series, and determine or change the designation, relative rights (including voting powers), preferences and limitations of any series of preferred stock.”

FIFTH:      All other provisions of the Restated Certificate of Incorporation remain unchanged.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Correction to be executed by its duly authorized officer on this 16th day of June, 2022.

FIRST WAVE BIOPHARMA, INC.

By:	/s/ James Sapirstein
Name: James Sapirstein
Title: Chief Executive Officer